UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/20/2007

Wells Real Estate Investment Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25739

MD	58-2328421
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On April 20, 2007, the board of directors of Wells Real Estate Investment Trust, Inc. (the "Registrant") temporarily suspended its share redemption program, having concluded that the Registrant may be in possession of non-public material information. The Registrant's proxy statement filed with the Securities and Exchange Commission on February 26, 2007 stated that the Registrant intended to consider a listing of its shares on a national securities exchange after completing the transaction of acquiring its advisor companies and becoming self-managed (the "Internalization") should market conditions and other circumstances make it desirable to do so. The Registrant completed the Internalization transaction on April 16, 2007, and is currently in discussions with investment bankers and other advisers regarding the possibility of listing the Registrant's shares on a national securities exchange. Those discussions involve the receipt of information and the preparation for possible courses of action that the Registrant cannot publicly disclose under applicable securities laws. When the Registrant is in a position to resume its share redemption program, the Registrant will file a current report on Form 8-K or otherwise furnish that information to its stockholders. However, pursuant to the terms of the Registrant's share redemption program and as previously disclosed, in the event of a listing of its shares on a national securities exchange, the Registrant intends to terminate its share redemption program as the Registrant's stockholders may then seek to sell their shares on the open market. The Registrant cannot respond to inquiries regarding these matters at this time.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust, Inc.

Date: April 23, 2007	By:	/s/ Robert E. Bowers
Robert E. Bowers
Chief Financial Officer